Exhibit 4(c)

                               PRICING SUPPLEMENT

                           TXU EASTERN FUNDING COMPANY

                                                              26TH OCTOBER, 2000

                 GBP50,000,000 FIXED RATE NOTES DUE 2007 ISSUED
      PURSUANT TO THE (EURO) 2,000,000,000 EURO MEDIUM TERM NOTE PROGRAMME
                                (the "PROGRAMME")

(Terms used herein shall be deemed to be defined as such for the purposes of the Conditions)

THE NOTES CONSTITUTE LONGER TERM DEBT SECURITIES ISSUED IN ACCORDANCE WITH REGULATIONS MADE UNDER SECTION 4 OF THE BANKING ACT 1987. The Issuer of the Notes is not an authorised institution or a European authorised institution (as such are defined in the Banking Act 1987 (Exempt Transactions) Regulations
1997). Repayment of the principal and payment of any interest of premium in connection with the Notes has been guaranteed by TXU Europe Limited, which is not an authorised institution or a European authorised institution.

This Pricing Supplement, under which the Notes described herein (the "NOTES") are issued, is supplemental to, and should be read in conjunction with, the Offering Circular (the "OFFERING Circular") dated 15 December 1999 issued in relation to the Programme. The Notes will be issued on the terms of this Pricing Supplement read together with the Offering Circular.

PROVISIONS APPEARING ON THE FACE OF THE NOTES

1.   Series No.(*):                          1
2.   Tranche No. (*):                        3
3.   ISIN (*):                               XS0118819126
4.   Currency (*):                           pounds sterling ("GBP")
5.   Nominal Amount of Tranche (*):          GBP 50,000,000
6.   Issue Date (*):                         26th October, 2000
PROVISIONS APPEARING ON THE BACK OF THE NOTES

7.   Form(*):                                Bearer
8.   Denomination(s) (*)                     GBP 100,000
9.   Redenomination into Euro (of Notes      Redenomination not applicable
     denominated in a currency that may be
     redenominated into Euro in accordance
     with Condition 7(i)):
10.  Interest Commencement Date              25th October, 2000
     (* - other than Zero Coupon Notes):
11.  Interest Rate (including after          7.25 per cent. per annum
     Maturity Date) (*)
12.  Interest Payment Date(s) (* -           25th October of each year
     other than Zero Coupon Notes):          commencing 25th October, 2001
     N.B.  Interest Payment Dates
     should only be adjusted for
     Floating Rate Notes.  Non-payment
     dates for other types of Note are
     dealt with by Condition 7(g).
13.  Relevant Time (Floating Rate            Not Applicable
     Notes):
14.  Interest Determination Date             Not Applicable
     (Floating Rate Notes):
15.  Primary Source for the Floating         Not Applicable
     Rate (* - Floating Rate Notes):

16.  Reference Banks (* - Floating Rate      Not Applicable
     Notes - if Primary Source is
     "Reference Banks"):
17.  Relevant Financial Centre               Not Applicable
     (Floating Rate Notes):
18.  Benchmark (* - Floating Rate            Not Applicable
     Notes):
19.  Representative Amount (Floating         Not Applicable
     Rate Notes):
20.  Relevant Currency (Floating Rate        Not Applicable
     Notes):
21.  Effective Date (Floating Rate           Not Applicable
     Notes):
22.  Specified Duration (Floating Rate       Not Applicable
     Notes):
23.  Margin (if applicable):                 Not Applicable
24.  Rate Multiplier (if applicable):        Not Applicable
25.  Maximum/Minimum Interest Rate (if       Not Applicable
     applicable):
26.  Maximum/Minimum Instalment Amount       Not Applicable
     (if applicable)
27.  Maximum/Minimum Redemption Amount       Not Applicable
     (if applicable):
28.  Interest Amount (Fixed Rate Note        (pound)7,250 per each(pound)100,000
     or Variable Coupon Amount Note):        denomination note
29.  Day Count Fraction (*)                  30/360 Unadjusted
30.  Interest Period Date(s) (if             Not Applicable
     applicable): N.B.  Interest Period
     Dates should only be adjusted for
     Floating Rate Notes.  Non-payment
     dates for other types of Note are
     dealt with by Condition 7(g).
31.  Redemption Amount (including early      Nominal Amount save for early
     redemption) (*):                        redemption upon the occurrence of a
                                             Category II Restructuring Event -
                                             see Appendix
32.  Maturity Date (*):                      25th October, 2007
     N.B.  The Maturity Date should
     only be adjusted for Floating Rate
     Notes.  Non-payment dates for
     other types of Note are dealt with
     by Condition 7(h).
33.  Redemption for Taxation Reasons         Yes
     permitted on days other than
     Interest Payment Dates (*):
34.  Amortisation Yield (Zero Coupon         Not Applicable
     Notes):
35.  Terms of redemption at the option       Not Applicable
     of the Issuer or description of
     any other Issuer's option (if
     applicable):
36.  Issuer's Option Period (if              Not Applicable
     applicable):
37.  Terms of redemption at the option       See Appendix
     of the Noteholders or description
     of any other Noteholders' option
     (if applicable):
38.  Noteholders' Option Period (if          See Appendix
     applicable):
39.  Instalment Date(s) (if applicable):     Not Applicable
40.  Instalment Amount(s) (if                Not Applicable
     applicable):

41.  Unmatured Coupons to become void        Yes
     upon early redemption (*):
42.  Talons to be attached to Notes          No
     and, if applicable, the number of
     Interest Payment Dates between the
     maturity of each Talon (if
     applicable):
43.  Business Day Jurisdictions for          London
     Condition 7(g) (jurisdictions
     required to be open for payment)
     (*):
44.  Additional steps that may only be       Not Applicable
     taken following approval by an
     Extraordinary Resolution in accordance
     with Condition 11(a) (if applicable):
45.  Details of any other additions or       Not Applicable
     variations to the Conditions (if
     applicable):
46.  The Agents appointed in respect of      Citibank, N.A.
     the Notes are (*):
PROVISIONS APPLICABLE TO GLOBAL NOTES AND GLOBAL CERTIFICATES

47.  Notes to be represented on issue        Temporary Global Note
     by (*):
48.  Applicable TEFRA exemption (* - if      D Rules
     "C Rules" or "not applicable"):
49.  Temporary Global Note exchangeable      No. The Temporary Global Note is
     for Definitive Notes (* - if yes):      exchangeable for interests in the
                                             Permanent Global Note upon
                                             certification as to non-U.S.
                                             beneficial ownership not earlier
                                             than 40 days after the Issuer Date
50.  Permanent Global Note exchangeable      No
     for Definitive Notes at the
     request of the holder (* - if yes)
PROVISIONS RELATING ONLY TO THE SALE AND LISTING OF THE NOTES

51.  Details of any additions or             Not Applicable
     variations to the selling
     restrictions:
52.  Listing:                                Luxembourg Stock Exchange
53.  Dealer's Commission:                    Not Applicable
54.  Method of issue of Notes:               Individual Dealer
55.  The following Dealer(s) is              Chase Manhattan International
     subscribing the Notes:                  Limited
56.  Common Code:                            011881912
57.  The aggregate principal amount of       U.S.$[  ]
     Notes issued has been translated
     into U.S. dollars at the rate of
     [     ], producing a sum of (for Notes
     not denominated in U.S. dollars):
58.  Net Proceeds:                           GBP49,785,069.44
59.  Use of Proceeds (if different from      Not Applicable
     that stated in the Offering
     Circular):

The Issuer confirms that:

(a) as at the date hereof, it has complied with its obligations under the listing rules of the Luxembourg Stock Exchange in relation to the admission to, and continuing listing of, the Programme and of any previous issues made under it and listed on the same exchange as the Programme; and
(b) it will have complied with its obligations under the listing rules of the Luxembourg Stock Exchange by the time when the Notes are so admitted; and
(c) as at the date hereof, it has not, since the last publication of information in compliance with the listing rules of the Luxembourg Stock Exchange, or the Notes, having made all reasonable enquiries, become aware of any change in circumstances which could reasonably be regarded as significantly and adversely affecting its ability to meet its obligations as issuer in respect of the Notes as they fall due; and
(d) as at the date hereof, it has complied and will continue to comply with, its obligations under the Banking Act 1987 (Exempt Transactions) Regulations 1997 to lodge all relevant information in relation to the Notes with the London Stock Exchange.

Responsibility

The Issuer and the Guarantor accept responsibility for the information appearing in this Pricing Supplement.

Signed on behalf or the  Issuer              Signed on behalf of the Guarantor




By:                                          By:

                                    APPENDIX

Condition 6(e) to be deleted and replaced with the following:

"(e) Redemption at the option of the Noteholders

If, at any time while any of the Notes remains outstanding, a Potential Put Event occurs and during the Relevant Period, or (other than where the Potential Put Event is a Category II Restructuring Event) prior to the commencement of the Relevant Period, an Independent Financial Adviser shall have certified in writing to the Trustee that such Potential Put Event will not be or is not, in its opinion, materially prejudicial to the interests of the Noteholders, the following provisions of this Condition 6(e) shall cease to have any further effect in relation to such Potential Put Event.

If, at any time while any of the Notes remains outstanding, a Potential Put Event occurs and an Independent Financial Advisor shall have certified in writing to the Trustee that such Potential Put Event is, in its opinion, materially prejudicial to the interests of the Noteholders (a "NEGATIVE CERTIFICATION"), then, unless at any time the Issuer shall have given a notice under Condition 6 (c), the holder of each Note will, upon the giving of a Put Event Notice (as defined below), have the option (the "PUT OPTION") to require the Issuer to redeem or, at the option of the Issuer, purchase (or procure the purchase of) that Note on the Put Date (as defined below), at its Put Event Redemption Amount together with (or, where purchased, together with an amount equal to) interest (if any) accrued to (but excluding) the Put Date.

Any certification by an Independent Financial Adviser as aforesaid as to whether or not, in its opinion any Potential Put Event is materially prejudicial to the interests of the Noteholders shall in the absence of manifest error, be conclusive and binding on the Trustee, the Issuer, the Guarantor and the Noteholders.

Promptly upon, and in any event within 14 days after, the Issuer becoming aware that a Potential Put Event has occurred, the Issuer shall, and at any time upon the Trustee becoming similarly so aware the Trustee may, and if so requested by the holders of at least one-quarter in nominal amount of the Notes then outstanding shall, give notice (a "PUT EVENT NOTICE") to the Noteholders in accordance with Condition 16 specifying the nature of the Potential Put Event and the procedure for exercising the Put Option, provided that where the Potential Put Event is a Category II Restructuring Event the Issuer shall again give such notice 90 days prior to the Revocation Date (such latter notice, a "CATEGORY II PUT EVENT NOTICE").

To exercise the Put Option, the holder of a Note must deposit such Note with any Paying Agent at its specified office, on a day which is a Business Day in the City of London and in the place of such specified office falling within the period (the "PUT PERIOD") of (i), in the case where the Put Option is in respect of an event other than a Category II Restructuring Event, 45 days after that on which a Put Event Notice is given or (ii) otherwise, at any time up to 15 days prior to the Put Date, accompanied by a duly completed and signed notice of exercise in the form (for the time being current) obtainable from any specified office of any paying Agent (a "PUT NOTICE") and in which the holder may specify a bank account to which payment is to be made under this Condition 6. Where any
Note is delivered without all Coupons relating to it which mature after the day (the "PUT DATE") being (i) in the case where the Put Option is in respect of an event other than a Category II Restructuring Event, the fifteenth day after the date of expiry of the Put Period or (ii) otherwise, the Revocation Date (provided that such day is a Business Day in the City of London, otherwise the next day which is a Business Day in the City of London), the exercise of the Put Option in respect of such Note shall be subject to the provision of such indemnity as the Issuer may reasonably require. The Paying Agent to which such

Note and Put Notice are delivered shall issue to the Noteholder concerned a non-transferable receipt on respect of the Note so delivered. Payment in respect of any Note so delivered shall be made, if the holder duly specifies in the Put Notice an account with a bank to which payment is to be made, on the Put Date by transfer to that bank account and, in every other case, on or after the Put Date in each case against presentation and surrender or (as the case may be) endorsement of such receipt at any specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable. For the purposes of Conditions 9, 10, 11, 12, 14, 16, and 17 and for certain other purposes specified in the Trust Deed, receipts issued pursuant to this Condition 6(e) shall be treated as if they were Notes. The Issuer shall redeem or, at the option of the Issuer, purchase (or procure the purchase of) the relevant Note on the applicable Put Date unless previously redeemed or purchased.

The Trustee is under no obligation to ascertain whether a Potential Put Event or any event which could lead to the occurrence of, or could constitute a, Potential Put Event has occurred and until it shall have actual knowledge or express notice to the contrary, the Trustee may assume that no Potential Put Event or such other event has occurred.

In this Condition 6(e):

"BUSINESS DAY" means, in relation to any place, a day on which commercial banks and foreign exchange markets generally settle payments in that place.

"CATEGORY I RESTRUCTURING EVENT" means the occurrence of any one or more of the following events:

(A)  (aa) the Secretary of State and/or Director General of Electricity
          Supply (or any successor) gives the Guarantor or the holder of the PES Licence written notice of revocation (or issues a public notice generally) of the PES Licence (excluding any second tier supply licence and provided that the giving of notice pursuant to paragraph 3 of Part 1 of PES Licence in each case as in effect on the date of the Pricing Supplement, or any other similar provision in any other PES Licence, shall not be deemed to constitute the revocation of the PES Licence); or

     (bb) the Guarantor or the holder of the PES Licence agrees in writing with the Secretary of State and/or Director General of Electricity Supply to any revocation or surrender of the PES Licence; or

     (cc) any legislation (whether primary or subordinate) is enacted terminating or revoking the PES Licence,

     except in any such case in circumstances where a licence or licences (each, a "SUCCESSOR Licence") on substantially not less favourable terms is or are granted to the Guarantor or one or more Relevant Subsidiaries or Subsidiaries (not being an Excluded Subsidiary) of the Guarantor at least 51 per cent. of the ordinary share capital of which is owned directly or indirectly by the Guarantor and which is Controlled by the Guarantor; or

(B) any modification (other than a modification which is of a formal, minor or technical nature) is made to the terms and conditions of then PES Licence on or after the dtae of the Pricing Supplement, unless two directors of the Guarantor have certified in good faith to the Trustee that the modified terms and conditions are not materially less favourable to the business of the Group; or

(C)  (aa) the Pooling and Settlement Agreement is terminated under Clause
          67.4 thereof and not replaced by one of more agreements, commercial arrangements or open market mechanisms or frameworks, in each case on terms which two directors of the Guarantor certify in good faith to the Trustee to be not materially less favourable to the business of the Group; or

     (bb) a holder of the PES Licence is given notice pursuant to Clause 67.3.2 of the Pooling and Settlement Agreement requiring it to cease to be a party thereto; or

     (cc) any notice declaring an event of default (as defined in the Pooling and Settlement Agreement) is given to a holder of the PES Licence under Clause 66.1.1. or 66.2 thereof and such default remains unremedied or unwaived; or

     (dd) any modification (other than a modification which is of a formal, minor or technical nature) is made to the Pooling and Settlement Agreement on or after the date of the Pricing Supplement, unless two directors of the Guarantor have certified in good faith to the Trustee that any such modification has not had and will not have a materially adverse effect on the financial rights and obligations of a holder of the PES Licence under the Pooling and Settlement Agreement or a materially adverse effect on the business of the Group, provided that any such modification shall, to the extent it grants or confers powers or discretions on the Director General of Electricity Supply (or any successor) under or in respect of the Pooling and Settlement Agreement, be deemed not to have a materially adverse effect as aforesaid, but for the avoidance of doubt any modification to the Pooling and Settlement Agreement made by the Director General of Electricity Supply (or any successor) by virtue of or pursuant to any such powers or discretion and which otherwise would have a materially adverse effect as provided above shall not by virtue of this sub-paragraph be deemed to have such an effect; or

     (ee) a holder of the PES Licence ceases to be a party to the Pooling and Settlement Agreement for any other reason (other than pursuant to (bb) and (cc) above) except where a licence or licences is or are granted to one or more Subsidiaries as contemplated by sub-paragraph (A) above and at or about the same time all rights and obligations of such holder pursuant to the Pooling of Settlement Agreement which are attributable to such licence(s) are assigned and transferred to such Subsidiary and/or Subsidiaries in such manner as the Trustee may approve (such approval not to be unreasonably withheld or delayed) or such Subsidiary or Subsidiaries enters or enter into one or more agreements, commercial arrangements or open market mechanisms or frameworks in relation to such licence(s) which two directors of each of the Issuer and Guarantor certify to be not materially less favourable to the business of the Group; or

(D) any legislation (whether primary or subordinate) is enacted which removes, qualifies or amends (other than an amendment which if of a formal, minor or technical nature) the duties of the Secretary of State and/or the Director General of Electricity Supply under Section 3 of the Electricity Act as in force on the date of the Pricing Supplement, unless two directors of the Guarantor have certified in good faith to the Trustee that such removal, qualification or amendment is unlikely to have a materially adverse effect on the financial condition of the Group or any Relevant Subsidiary.

A `CATEGORY II RESTRUCTURING EVENT' occurs where the Secretary of Sate and/or Director General of Electricity Supply (or any successor) gives the Guarantor or the holder of the PES Licence written notice of revocation (or issues a public notice generally) of the PES Licence pursuant to paragraph 3 of Part 1 of the PES Licence, except in any such case in circumstances where a licence or licences (each, a `SUCCESSOR LICENCE') on substantially not less favourable terms is or are granted to the Guarantor or one or more Relevant Subsidiaries or Subsidiaries (not being an Excluded Subsidiary) of the Guarantor at least 51 per cent of the ordinary share capital of which is owned directly or indirectly by the Guarantor and which is Controlled by the Guarantor.

`CONTROL' means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies or a person, whether through the ownership of voting securities, by contract or otherwise (and references to `Controlled' shall be construed accordingly).

`ELECTRICITY ACT' means the Electricity Act 1989 as amended or re-enacted from time to time and all subordinate legislation made pursuant thereto.

`EXCLUDED SUBSIDIARY' means any Subsidiary of the Guarantor:

(i) which is a single purpose company whose principal assets and business comprise the ownership, acquisition, development and/or operation of assets comprising a Project;

(ii) in its capacity as a partner in, and whose only material asset is its interest in, a single purpose partnership whose principal assets and business comprise a Project (as defined in Condition 10 (Events of Default);

(iii) none of whose indebtedness for borrowed money in respect of the financing of such ownership, acquisition, development and/or operation of such assets comprising a Project is subject to any recourse whatsoever to any member of the Group (other than such Subsidiary or another Excluded Subsidiary) in respect of the repayment thereof, except as expressly referred to in sub-paragraph (ii) of the definition of Project Finance Indebtedness (as defined in Condition 10 (Events of Default); and

(iv) which has been designated as such by the Guarantor by written notice to the Trustee,

provided that the Guarantor may give notice to the Trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary, whereupon it shall cease to be an Excluded Subsidiary.

`GENERATION LICENCE' means the electricity generation licence granted by the Secretary of State to Eastern Merchant Generation Limited under the Electricity Act as in effect on the date of the Pricing Supplement.

The `GROSS REDEMPTION YIELD' on the Notes and the Reference Stock will be expressed as a percentage and will be calculated on the basis indicated by the Joint Index and Classification Committee of the Institute and Faculty of Actuaries as reported in the Journal of the Institute of Actuaries, Vol. 105,
Part I, 1978, page 18 or such other basis as the Trustee may approve.

`GROUP' means the Guarantor and its Subsidiary Undertakings and `member of the Group' shall be construed accordingly.

`INDEBTEDNESS FOR BORROWED MONEY' means any present or future indebtedness (whether being principal, premium, interest or other amounts) for or in respect of (i) money borrowed, (ii) liabilities under or in respect of any acceptance or acceptance credit, or (iii) any notes, bonds, debentures, debenture stock, loan stock or other securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part or for a consideration other than cash.

`INDEPENDENT FINANCIAL ADVISER' means a financial adviser appointed by the Issuer and approved by the Trustee (such approval not to be unreasonably withheld or delayed), or, if the Issuer shall not have appointed such an adviser within 21 days after becoming aware of the occurrence of a Potential Put Event and the Trustee is indemnified to its satisfaction against the costs of such adviser, a financial adviser appointed by the Trustee following consultation with the Issuer.

A `LOSS OF CONTROL EVENT' occurs where TXU Europe Limited ceases to own directly or indirectly at least a majority of the ordinary share capital of TXU Europe Group plc and all Principal Subsidiaries (as defined in condition 10 (Events of Default) or ceases to Control TXU Europe Group plc and all Principal Subsidiaries.

`PES LICENCE' means the public electricity supply licence granted by the Secretary of State to Eastern Electricity plc under the Electricity Act (but for the avoidance of doubt excluding for this purpose any second tier licence) as in effect on the date of the Pricing supplement and/or any successor Licence.

`POTENTIAL PUT EVENT' means any of (a) a Rating Downgrade Event, (b) a Loss of Control Event, (c) a Category I Restructuring Event or (d) a Category II Restructuring Event.

`POOLING AND SETTLEMENT AGREEMENT' means the agreement dated 30 March 1990 (as amended and restated as at 22 April 1994) made by Eastern Electricity plc with The National Grid Company plc and others setting out the rules and procedures for the operation of an electricity trading pool and of a settlement system and, while the same has effect, the Initial Settlement agreement also dated 30 March 1990 and made between the same parties, in each case as in force on the date of the Price Supplement.

A "PUT EVENT" occurs on the date of the last to occur of (a) a Potential Put Event and (b) the relevant Negative Certification.

The "PUT EVENT REDEMPTION AMOUNT" of a Note means its principal amount, save that where the Put Event arose as a result of a Category II Restructuring Event "Put Event Redemption Amount" means the higher of:

(i)  the principal amount thereof; and

(ii) that price (the "REDEMPTION PRICE"), expressed as a percentage rounded to three decimal places (0.0005 being rounded downwards), at which the Gross Redemption Yield on the Notes, if they were to be purchased at such a price on the third dealing day prior to the publication of the Category II Put Event Notice, would be equal to the Gross Redemption Yield , on such dealing day of the 7.25 per cent. UK Gilt due December 2007 or such other United Kingdom Government Stock as the Trustee, with the advice of three leading brokers operating in the gilt-edged market and/or gilt-edged market makers, shall determine to be appropriate (the "REFERENCE STOCK" on the basis of the middle market price of the Reference Stock prevailing on such dealing day, as determined by Chase Manhattan International Limited (or such other person(s) as the Trustee may approve). Any reference in the Terms and Conditions to "principal" shall be deemed to include any sum payable as the Redemption Price.

"RATED SECURITIES" means the Notes, if at any time and for so long as they have a rating from a Rating Agency, and otherwise any other unsecured and unsubordinated debt of the Issuer or a Relevant Subsidiary (or of any Subsidiary of the Guarantor which is guaranteed on an unsecured and unsubordinated basis by

Guarantor or a Relevant Subsidiary) having an initial maturity of five years or more which is rated by a Rating Agency.

"RATING AGENCY" means any of Standard & Poor's Rating Service, a division of the McGraw Hill Companies, Inc., Moody's Investors Service Limited or Duff & Phelps Credit Rating Co. or any of their respective Subsidiaries and their successors or any rating agency substituted for either of them (or any permitted substitute of them) by the Issuer from time to time with the prior written approval of the Trustee (such approval not to be unreasonably withheld or delayed).

A "RATING DOWNGRADE EVENT" shall be deemed to have occurred if the current rating assigned to the Rated Securities by any Rating Agency (whether provided by a Rating Agency at the invitation of the Issuer or by its own volition) is withdrawn or reduced from an investment grade rating (BBB-/Baa3, or their respective equivalents for the time being, or better) to a non-investment grade rating (BB+/Bal, or their respective equivalents for the time being, or worse) or, if the Rating Agency shall then have already rated the Rated Securities below investment grade (as described above), the rating is lowered one full rating category (from BB+/Bal to BB/Ba2 or such similar lowering), PROVIDED that a Rating Downgrade Event shall be deemed not to have occurred if the rating assigned to the Rated Securities by each Rating Agency making the relevant reduction in rating or where applicable, declining to assign a rating of at least investment grade as provided in this Condition 6(e), is subsequently increased to, or, as the case may be, there is assigned to the Notes or other unsecured and unsubordinated debt of the Issuer, the Guarantor or a Relevant Subsidiary (or of any Subsidiary of the Guarantor which is guaranteed on an unsecured and unsubordinated basis by the Guarantor or a Relevant Subsidiary) having an initial maturity of five years or more by such Rating Agency, an investment grade rating (BBB-/Baa3 or their respective equivalents for the time being) or better prior to any Negative Certification being issued.

`RELEVANT INDEBTEDNESS' means any present or future indebtedness (whether being principal, premium, interest or other amounts) in the form of or represented by notes, bonds, debentures, debenture stock, loan stock or other securities, whether issued for cash or in whole or in part for a consideration other than cash, and which, with the agreement of the person issuing the same, are quoted, listed or ordinarily dealt in on any stock exchange or recognised over-the-counter or other securities market, but shall in any event not include Project Finance Indebtedness.

`RELEVANT LICENCES' means the Generation Licence and the PES Licence and, in any such case, and from time to time any other licence or licences relating to the generation and/or distribution of electricity granted to the Guarantor and/or any Relevant Subsidiary or Subsidiary as contemplated pursuant to paragraph (A) of `Category I Restructuring Event' below and `RELEVANT LICENCE' shall be construed accordingly.

`RELEVANT PERIOD' means the period of 90 days, starting from and including the day on which the Category I Restructuring Event, Rating Downgrade Event or Loss of Control Event, as the case may be, occurs or, in relation to a Category II Restructuring Event, the period commencing 90 days prior to the Put Date up to but excluding the Put Date.

`RELEVANT SUBSIDIARY' means a member of the group that holds a Relevant Licence.

`REVOCATION DATE' means the date of the determination for the PES Licence following the 25 year notice period pursuant to a Category II Restructuring Event.

`SECRETARY OF STATE' means the Secretary of State for Trade and Industry (or any successor).

`SUBSIDIARY' means a `subsidiary' within the meaning of Section 736 of the Companies Act.

`SUBSIDIARY UNDERTAKING' shall have the meaning given to it by Section 258 of the Companies Act 1985 (but, in relation to the Issuer, shall exclude any undertaking (as defined in the Companies Act 1985) whose accounts are not included in the then latest published audited consolidated accounts of the Issuer, or (in the case of an undertaking which has first become a subsidiary undertaking of a member of the Group since the date as at which any such audited accounts were prepared) would not have been so included or consolidated if it had become so on or before that date).

Any reference to an obligation being guaranteed shall include a reference to an indemnity being given in respect of the obligation.'